EXHIBIT 18


                         McCRORY & McDOWELL, LLC
                CERTIFIED PUBLIC ACCOUNTANTS & CONSULTANTS
                       312 BOULEVARD OF THE ALLIES
                          PITTSBURGH, PA  15222
                             (412) 281-9690
                            Fax (412) 281-5925


December 5, 1996


Mr. Kevin Trolaro
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


Dear Mr. Trolaro:


This letter is submitted as Exhibit 18 to the Company's amended quarterly report on Form 10-QSB/A FQE 3/31/96 and relates to a change in accounting for the Company's land in Puerto Rico.
Prior to January 1996, costs of land sales were allocated in proportion to a gross profit percentage of 37%. Effective January 1, 1996, the costs will be allocated in proportion to the individual parcel's relative fair value to the total fair value of the Puerto Rico land. Fair value has been determined based on an independent appraisal of the Puerto Rico land obtained February 29, 1996.

In our opinion, this change should be accounted for as a change in accounting estimate under APB 20. We are in agreement that this change in estimate is a preferable method of estimating the land cost to be allocated to the Puerto Rico sales.

Please do not hesitate to contact me if you have any questions.


Very truly yours,

/s/ Timothy C. Reed
Timothy C. Reed
McCRORY & McDOWELL LLC